UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 18, 2004 (May 13, 2004)

Date of Report (Date of Earliest Event Reported)

Gevity HR, Inc.

(Exact Name of Registrant as Specified in Charter)

Florida	0-22701	65-0735612

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 301 Boulevard West
Suite 202
Bradenton, Florida 34205

(Address of Principal Executive Offices and Zip Code)

(941) 741-4300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

SIGNATURES
EXHIBIT INDEX
EX-1.1 UNDERWRITING AGREEMENT DATED MAY 13, 2004

Item 5. Other Events.

     On May 13, 2004, Gevity HR, Inc. (“Gevity”) priced the public offering of 4,800,000 shares of Gevity common stock at $21.75 per share, less underwriting discounts and commissions, of which 1,750,000 shares will be sold by Gevity, 2,835,000 shares will be sold by holders of Gevity’s Series A convertible, redeemable preferred stock and 215,000 shares will be sold by management, members of the Gevity board of directors and others (collectively, the “Selling Shareholders”). Certain of the Selling Shareholders granted the underwriters a 30-day option to purchase up to 720,000 additional shares of Gevity common stock to cover over-allotments, if any, in connection with the offering. The underwriters have exercised in full their over-allotment option, which is expected to close concurrently with the primary offering on May 19, 2004. Gevity will not receive any proceeds from the sale of the shares by the Selling Shareholders. A copy of the Underwriting Agreement dated May 13, 2004 by and among Gevity, the Selling Shareholders and the underwriters named therein is filed as Exhibit 1.1 to this Current Report on Form 8-K.

     This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale is not permitted.

Item 7. Exhibits.

1.1	Underwriting Agreement, dated May 13, 2004, by and among Gevity HR, Inc., the selling shareholders named therein and the underwriters named therein.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 18, 2004

GEVITY HR, INC.

By: /s/ Gregory M. Nichols
Name: Gregory M. Nichols Title: Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit
Number	Description
1.1	Underwriting Agreement, dated May 13, 2004, by and among Gevity HR, Inc., the selling shareholders named therein and the underwriters named therein.